EXHIBIT 107.1
Calculation of Filing Fee Tables
Form S-3
(Form Type)
OceanFirst Financial Corp.
(Exact Name of Registrant as Specified in its Charter)
Table 1: Newly Registered Securities

Security Type	Security Class Title*	Fee Calculation Rule	Amount Registered (1)	Proposed Maximum Aggregate Offering Price Per Share (1)	Maximum Aggregate Offering Price (2)	Fee Rate (2)	Amount of Registration Fee (2)
Equity	Common Stock, $0.01 par value per share	Rule 456(b) and Rule 457(r)
Equity	Preferred Stock, $0.01 par value per share	Rule 456(b) and Rule 457(r)
Equity	Depositary shares (3)	Rule 456(b) and Rule 457(r)
Debt	Debt Securities	Rule 456(b) and Rule 457(r)
Other	Warrants or Other Rights	Rule 456(b) and Rule 457(r)
Other	Units (4)	Rule 456(b) and Rule 457(r)
Unallocated (Universal) Shelf
Total Offering Amounts
Total Fees Previously Paid
Total Fee Offsets
Net Fee Due
☐ ___________________________________________
*    Additional securities may be added by automatically effective post-effective amendment pursuant to Rule 413(b) of the Securities Act.
(1)An indeterminate amount of securities are being registered as may from time to time be sold at indeterminate prices.

(2)In accordance with Rule 456(b) and 457(r) under the Securities Act, OceanFirst Financial Corp. hereby defers payment of the registration fee required in connection with this registration statement. In connection with the securities offered hereby, OceanFirst Financial Corp. will pay “pay-as-you-go” registration fees in accordance with Rule 456(b) and the exact registration fee owed, if any, will be paid at that time.
(3)Each depositary share will be evidenced by depositary receipts issued pursuant to a deposit agreement. If the registrant elects to offer to the public whole or fractional interests in shares of preferred stock registered hereunder, depositary receipts will be distributed to those persons purchasing such interests and such shares will be issued to the depositary under the deposit agreement.
(4)Any securities registered hereunder may be sold as units with other securities registered hereunder. Each unit will be issued under a unit agreement or indenture and will represent an interest in two or more securities, which may not be separable from one another.